Exhibit 10.1

SUBLICENSE AND ASSIGNMENT AGREEMENT

Dated 5 May 2025

This Agreement is made between

1.	Universiteit Maastricht, a public-law entity incorporated under the laws of the Netherlands and registered with the Commercial Register under number 50169181, with statutory seat in Maastricht, the Netherlands and place of business at Minderbroedersberg 4, 6211 LK Maastricht, the Netherlands (“UM”);

2.	Academisch Ziekenhuis Maastricht, a public-law entity incorporated under the laws of the Netherlands and registered with the Commercial Register under number 14124959, with statutory seat in Maastricht, the Netherlands and place of business at P Debyelaan 25, 6229 HX Maastricht, the Netherlands (“AZM”);

3.	Knowledge Transfer Funds B.V., a private company with limited liability incorporated under the laws of the Netherlands and registered with the Commercial Register under number 14085379, with statutory seat in Maastricht, the Netherlands and place of business at Oxfordlaan 70, 6229 EV Maastricht, the Netherlands (“KTF”);

4.	BioRegenX Inc., a company incorporated under the laws of the State of Nevada, United States of America, with an address of 7407 Ziegler Rd., Chattanooga, TN 37421, United States of America (“BR”);

and

5.	Microvascular Health Solutions LLC, a company incorporated under the laws of the State of Delaware, United States of America, with an address of 7407 Ziegler Road, Chattanooga, TN 37421, United States of America (“MVHS”)

UM and AZM hereinafter collectively also referred to as “Assignor”, and UM, AZM, KTF, BR, and MVHS hereinafter collectively also referred to as the "Parties" and individually as a “Party”.

Whereas

A.	UM and AZM are the legal owners of a certain patent relating to diagnostic and therapeutic tools for diseases altering vascular function (the “IP”, as specified in Article 1 below).

B.	UM and AZM are the shareholders of KTF, and have granted a license with the right to sublicense to KTF for the IP by license agreement dated 1 August 2010 (the “Basic License”), as well as a power of attorney to conduct negotiations on behalf of UM and AZM with regard to the (sub)licensing and assignment of the IP.

C.	KTF holds 73.3% of the shares in GlycoCheck B.V. (“Glycocheck”), a company that was originally established to focus on cardiovascular health effect diagnosis and monitoring, and was granted a sublicense for the IP by KTF by license agreement dated 1 August 2010 (the “Glycocheck License Agreement”).

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D.	BR is engaged in regenerative biotherapeutics, anti-aging, artificial intelligence for healthcare and bioinformatics for public and private transporation, and its primary focus involves acquiring or developing non-invase medical and wellness devices capable of efficiently recording, storing and analyzing extensive datasets, and a 100% shareholder of MVHS.

E.	Since mid 2021, Glycocheck, BR, and MVHS were cooperating in respect of (inter alia) the sublicense to the IP following from the Glycocheck License Agreement and the sale of Glycocheck Systems (as defined in Article 1 below), pursuant to which cooperation it was MVHS that was paying for/ compensating the IP related costs to KTF, paying the management fees of the directors of Glycocheck, investing (supported by BR) in the broad development of the related technology, hardware (camera devices) and software for the Glycocheck Systems (as defined in Article 1 below), and was making tremendous efforts in marketing and selling the Glycocheck Systems to the market.

F.	Due to a conflict with Glycocheck and, specifically, its directors, inter alia on unpaid patent costs and royalties, the fact that the directors started competing activities without approval from Glycocheck's shareholders, and the fact that Glycocheck terminated the cooperation with BR and MVHS, KTF terminated the Glycocheck License Agreement by written notice of 10 November 2023.

G.	Per the same date KTF granted to MVHS an interim royalty-bearing exclusive sublicense to use the IP to research, develop, make, have made, use, import, sell and have sold, Products (as defined in Article 1 below) (the “Interim Sublicense”), to continue the cooperation with MVHS and BR, as the parties that were already factually responsible for the exploitation of the IP.

H.	MVHS always wished and still wishes to continue to use the IP and BR subsequently wishes to acquire the IP and UM and AZM are willing to exclusively sublicense (through KTF) the IP to MVHS and, subsequently, assign the IP to BR.

I.	To this effect, KTF (also on behalf of UM and AZM) and BR entered into a non-binding termsheet dated 14 November 2024 (the “Term Sheet”), agreeing (inter alia) on the terms and conditions for an exclusive sublicense of the IP to MVHS and, subsequently, assignment of the IP to BR.

J.	Pursuant to the Term Sheet, KTF (also on behalf of UM and AZM), BR and MVHS negotiated and reached agreement on the definitive terms and conditions of the exclusive sublicense of the IP to MVHS and assignment of the IP to BR, as set forth in this agreement (the “Agreement”).

The Parties have agreed as follows

Article 1      Definitions

1.1	In this Agreement, unless otherwise clearly and unequivocally indicated by the context, the following terms shall have the meaning set forth in this Article:

Affiliate	an entity that, directly or indirectly, controls or is controlled by a Party;

Assignor	UM and AZM jointly;

AZM	Academisch Ziekenhuis Maastricht, as further described in the preamble;

Agreement	has the meaning as set forth in recital J;

Assignment Effective Date	has the meaning as set forth in Article 10.4;

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Basic License	has the meaning as set forth in recital B;

BR	BioRegenX Inc., as further described in the preamble;

BR Background IP	the Glycocheck Trademark and all other intellectual property controlled by BR that is necessary or useful to permit the Glycocheck System to operate and was made, invented, developed, created, conceived, reduced to practice, or have a filing date before the date of this Agreement or were acquired during the term of this Agreement, other than by expressly authorized joint acquisition or ownership. This includes, with respect to each of the foregoing items, all rights in any patents or patent applications, copyrights, trade secret rights, and other intellectual property rights relating thereto (including without limitation rights in and to ongoing improvements thereof). This furthermore includes software and any other intellectual property developed by or for MVHS that is intended for use with the Glycocheck System. For purposes of this definition only, “controlled by” means, with respect to any intellectual property, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a party or its affiliates to grant access, a license, or a sublicense to such intellectual property.

Confidential Information	has the meaning as set forth in Article 14.1;

Continuing Royalties	has the meaning as set forth in Article 7.6;

Glycocheck	Glycocheck B.V.;

Glycocheck Dispute	the dispute between UM, AZM and KTF on the one hand, and (inter alia) Glycocheck, Glycocheck US LLC, Mr. Bob Long, Mr. Hans Vink, Lone Peak and/or Hans Vink Beheer B.V. on the other hand, regarding (inter alia) the termination of the Glycocheck License Agreement, the rights to the IP, the compensation for the IP costs and the payment of the Receivables

Glycocheck License Agreement	has the meaning as set forth in recital C;

Glycocheck System	a system with Patented Software and Patented Hardware that can be used by healthcare professionals to identify and monitor the contribution of microvascular dysfunction and glycocalyx damage during disease development;

Glycocheck Trademark	The United States trademark registration for 'Glycocheck' in the with registration number 7694222, in the name of BR;

Interim Sublicense	has the meaning as set forth in recital G;

Interim Sublicense Term	has the meaning as set forth in Article 2.3;

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IP	the Patents and any and all additional patents, trademarks, trade secrets, and related intellectual property assets, together with all related know-how, good will, and moral rights, that are relevant to the use of the Patents as set out in this Agreement, including but not limited to the Patent's underlying technology, process, and components, without any limitation or encumbrance, but not including BR Background IP;

KTF	Knowledge Transfer Funds B.V., as further described in the preamble;

Lone Peak	Lone Peak Innovative Holdings LLC;

Minimum Royalties	has the meaning as set forth in Article 7.5;

MVHS	Microvascular Health Solutions LLC, as further described in the preamble;

Party	any party to this Agreement;

Patented Software	software used in the Glycocheck System and developed using the Patents;

Patented Hardware	hardware used for the Glycocheck System and developed using the Patents;

Patents	any and all of the patents referred to in Annex 1, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates, and similar rights that derive priority from the foregoing;

Prepaid Royalties	has the meaning as set forth in Article 7.4;

Product	the Glycocheck System and any other product and/or working method that is protected by the Patents and/or IP;

Purchase Price	has the meaning as set forth in Article 10.2;

Receivables	has the meaning as set forth in Article 9.1;

Related Retained IP	has the meaning as set forth in Article 2.7;

Research License	has the meaning as set forth in Article 2.6;

Royalties	has the meaning as set forth in Article 7.1;

Shares	has the meaning as set forth in Article 10.2;

Sublicense	has the meaning as set forth in Article 2.1;

Sublicense Term	has the meaning as set forth in Article 2.2;

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Term Sheet	has the meaning as set forth in recital I;

UM	Universiteit Maastricht, as further described in the preamble

Article 2      Sublicenses

2.1

KTF grants to MVHS and MVHS hereby accepts from KTF an exclusive, royalty-bearing, non-transfereable and non-pledgeable, world-wide sublicense, with the right to sub-sublicense, to use the IP to research, develop, make, have made, use, import, sell and have sold, Products (the “Sublicense”).

2.2	The Sublicense will be granted for three years from the date of this Agreement (the “Sublicense Term”), and will terminate upon the earlier of (a) the expiry of the Sublicense Term or (b) the Assignment Effective Date.

2.3	From 10 November 2023 until the date of this Agreement (the “Interim Sublicense Term”), MVHS has been using the IP to research, develop, make, use, import and sell Products prior to this Agreement, pursuant to the Interim Sublicense as agreed between MVHS and KTF. Insofar as necessary and for the avoidance of doubt, KTF hereby confirms that MVHS was allowed to do so on the basis of the Interim Sublicense. Parties agree that the Interim Sublicense terminates per the date of this Agreement.

2.4	MVHS is entitled to sub-sublicense its rights under this Agreement. In the event MVHS is willing to sub-sublicense its rights under this Agreement, MVHS shall notify KTF for what term and to whom the sub-sublicense will be granted. MVHS shall ensure that it imposes the same obligations on its sub-sublicensees as the obligations that are imposed on MVHS in accordance with this Agreement.

2.5	In the event that MVHS sub-sublicenses its rights under this Agreement, MVHS shall not be relieved of any of its liabilities or obligations under this Agreement and MVHS shall be liable to KTF for all the acts, defaults and neglects of any sub-sublicensee as if these were acts, defaults or neglects of MVHS.

2.6	UM and AZM want to use the IP for research and educational purposes. To this effect, until the Assignment Effective Date UM and AZM each retain the right to use the IP for research and educational purposes and upon the Assignment Effective Date, BR and MVHS will automatically, without any further action by any Party, grant to UM and AZM each a nonexclusive, freely revokable, non-transfereable, non-pledgeable and non-sublicensable license to use the IP. UM and AZM shall use the IP solely for research and educational purposes (the “Research License”).

2.7	Any intellectual property right, including but not limited to patents, trademarks, trade secrets, and related intellectual property assets, together with all related know-how, good will, and more rights, that arises from or is related to the Research License (the “Related Retained IP”) shall automatically be assigned from UM and/or AZM to BR without any further action by any Party and shall be deemed to be IP and incorporated into and subject to the terms of this Agreement.

2.8	If UM and/or AZM desires to publish a publication that incorporates, references, or otherwise uses the Related Retained IP, it will notify MVHS prior to such publication.

Article 3      Representations and Warranties

3.1	UM, AZM and KTF (as applicable) represent and warrant that:

•	they are duly organized, validly existing, and in good standing under the laws of the jurisdiction of their organization, and they have all requisite legal and corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereby;

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•	when executed and delivered, this Agreement will constitute a legal, valid and binding obligation, enforceable against UM, AZM and/or KTF, and that the transactions contemplated by this Agreement, including but not limited to the Assignment, will not violate or contravene any agreement or require the consent of, or any agreement with a third party and will not violate any Law or Governmental Order or require the consent of a Governmental Authority;
•	they have the sole and exclusive right, free and clear of any liens, claims, charges or other encumbrances, to grant BR and MVHS the rights to and in the IP, except for the Glycocheck Dispute, as disclosed to BR and MVHS;
•	valid and enforceable written assignments have been obtained from all personnel, including employees and students who have contributed to the Patents, along with all inventors named in the patent applications, assigning all of their right, title and interest in and to the IP by law; and
•	each of UM, AZM and KTF has not, and will not permit another of them to, execute any agreement that would materially restrict or conflict with the rights granted to BR and MVHS under this Agreement.

3.2	UM and AZM furthermore represent and warrant that they own the entire right, title, and interest in and to the IP.

3.3	UM, AZM and KTF do not give any representations or warranties with regard to the workings or the potential use of the IP. The IP is provided without any warranty of merchantability or fitness for a particular purpose, express or implied. The entire risk of the exploitation of the IP is assumed by BR and MVHS.

3.4	BR and MVHS (as applicable) represent and warrant that:

•	they are duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and they have all the requisite legal and corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereby;
•	when executed and delivered, this Agreement will constitute a legal, valid and binding obligation, enforceable against BR and MVHS, and that the transactions contemplated by this Agreement, including but not limited to the Assignment and the payment of the Purchase Price by granting shares pursuant to Article 10.2, will not violate or contravene any agreement or require the consent of, or any agreement with a third party and will not violate any Law or Governmental Order or require the consent of a Governmental Authority; and
•	BR is a public company, listed in the United States of America, and in full compliance with all requirements rules and regulations of the Securities and Exchange Commission (SEC).

Article 4      Glycocheck

4.1	Glycocheck's board of directors consists of Lone Peak and Mr Hans Vink. KTF will endeavour to remove Lone Peak and Mr. Vink from the Glycocheck's board of directors as soon as reasonably practicable after the date of this Agreement.

4.2	As mentioned in Recital F above, KTF terminated the Glycocheck License Agreement per 10 November 2023. Glycocheck contested the termination. KTF reviewed Glycocheck's claims and is convinced that they are not valid. KTF, UM and AZM can however not guarantee the outcome of the Glycocheck Dispute, and BR and MVHS acknowledge this.

4.3	From the Assignment Effective Date, any disputes regarding the termination of the Glycocheck License Agreement will be handled by BR and/or MVHS. KTF, UM and AZM will provide BR and/or MVHS with full cooperation in connection with any such future disputes, including but not limited to by providing access to its attorneys' notes and opinions regarding the validity of the termination of the Glycocheck License Agreement and Glycocheck's challenges thereto.

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Article 5      Obligations BR and MVHS

5.1	BR and MVHS recognize and acknowledge that, until the Assignment Effective Date, UM and AZM are the sole owners of the IP.

5.2	Until the Assignment Effective Date, BR and MVHS agree to safeguard and uphold the reputation and prestige of the IP and shall avoid tarnishing the image of or adversely impacting the value, reputation or goodwill associated with the IP. For the sake of clarity, any threatened or actual litigation or collections efforts that relate to the Glycocheck Dispute or the Receivables are permissible.

5.3	Until the Assignment Effective Date, BR and MVHS agree to not represent, sell, promote or manufacture, directly or indirectly, any products that compete with the Product.

5.4	Until the Assignment Effective Date, BR and MVHS shall not use the IP in any other way than permitted in this Agreement, and agree that in using the IP, they will in no way imply that they have any right, title or interest in IP other than those expressly granted under the terms of this Agreement. BR and MVHS further agree that until the Assignment Effective Date, they will not use or attempt to register, any trademark or patents consisting of or containing the IP or any other patent, trademark, trade name or other designation similar, in whole or in part, to the IP, unless with prior written permission from KTF.

Article 6      Enforcement

6.1	Each Party shall promptly notify the other Party or Parties (as applicable) in writing of any actual or suspected infringement or misappropriation of the IP or any declaratory judgment filing with respect to the Patents. BR and/or MVHS and any sublicensee of MVHS have the first right, in BR's and/or MVHS's discretion, to bring any action or proceeding with respect to such infringement or misappropriation and to control its conduct (including any settlement). Any damages, profits, and other monetary awards resulting from any such action or proceeding will be retained in their entirety by BR and/or MVHS or its designated sublicensee.

6.2	Unless such legal action, infringement or illegal use is already known to KTF per the date of this Agreement, BR and/or MVHS agree to immediately notify KTF in writing in the event (i) any legal action is taken against BR and/or MVHS related to the use of the IP, or (ii) BR and/or MVHS becomes aware of any infringement or illegal use by any third party of the IP.

6.3	Each Party shall provide the other Party or Parties (as applicable) and its sublicensees with all cooperation and assistance that such other Party or Parties (as applicable) or its sublicensees may reasonable request in connection with such action or proceeding, including joining as plaintiff to establish standing or if otherwise necessary to bring the action.

6.4	From the date of this Agreement, BR and MVHS are solely responsible for all actions and costs whatsoever, including attorney's fees, arising after the date of this Agreement and associated with the continuous prosecution and maintenance and enforcement of the IP, including but not limited to claims relating to the Glycocheck Dispute, and UM, AZM nor KTF shall have any obligation to pay any maintenance fees and/or any other cost related to enforcement or prosecution arising after the date of this Agreement. From the date of this Agreement, BR and/or MVHS shall indemnify UM, AZM and/or KTF against all costs and damages relating to the continuous prosecution and maintenance and enforcement of the IP, including but not limited to the Glycocheck Dispute. UM, AZM and/or KTF remain liable for any costs related to actions or claims not related to the Glycocheck Dispute and resulting from any action or inaction by UM, AZM and/or KTF before the date of this Agreement.

6.5	BR and/or MVHS shall fully compensate UM, AZM and/or KTF for the annual fees for the IP for 2023 and 2024 as paid by UM, AZM and/or KTF, with a total amount of EUR 34,706.65 (Thirtyfour Thousand Seven Hundred Six Euro and Sixtyfive Eurocents) within thirty (30) days from the date of this Agreement. KTF has already provided BR with the relevant invoices.

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Article 7      Royalties

7.1	MVHS owes to KTF a royalty of USD 500.00 (Five Hundred United States dollars) for each Glycocheck System sold by MVHS, its Affiliates or its sub-sublicensees during the Sublicense Term and the Interim Sublicense Term, for which payment has been received in full (the “Royalties”).

7.2	Within fiveteen (15) days from the end of each calender quarter or part thereof during the Sublicense Term, MVHS shall account for the (number of) Glycocheck Systems sold by MVHS, its Affiliates or its sub-sublicensees during such calender quarter or part thereof, and shall provide KTF with the underlying documents. KTF has the right to verify or have verified by a certified public accountant, the (number of) Glycocheck Systems sold by MVHS, its Affiliates or its sub-sublicensees during a calender quarter or part thereof during the Sublicense Term or Interim Sublicense Term. The costs of this verification shall be borne by KTF unless it follows from the undisputed verification that MVHS provided numbers that are incorrect by more than 2%. MVHS shall keep the relevant underlying documents for at least 7 years and shall provide KTF with full access to such documents if so requested by KTF.

7.3	After having received the sales account in conformity with Article 7.2, KTF shall invoice MVHS within five (5) days for the accrued Royalties in the respective calender quarter or part thereof. MVHS shall pay the invoice from KTF within fifteen (15) days of the invoice date.

7.4	Within sixty (60) days from the date of this Agreement, MVHS shall make a prepayment of Royalties amounting to USD 50,000.00 (Fifty Thousand United States Dollars) (the “Prepaid Royalties”). KTF shall provide MVHS with an invoice for the Prepaid Royalties within thirty (30) days from the date of this Agreement. The Prepaid Royalties will be deducted from the Royalties payable by MVHS over the first 100 Glycocheck Systems sold during the Sublicense Term or the Interim Sublicense Term.

7.5	MVHS agrees to pay, at a minimum, Royalties amounting to USD 750,000.00 (Seven Hundred Fifty Thousand United States Dollars) over the Sublicense Term and the Interim Sublicense Term (the “Minimum Royalties”). If at the end of the Sublicense Term, MVHS has not paid Royalties to KTF in an amount equal to or greater than the amount of the Minimum Royalties, MVHS shall make a payment to KTF equal to the difference between the amount of Royalties paid per the end of the Sublicense Term and the amount of the Minimum Royalties. The Minimum Royalties are a minimum only, meaning that MVHS may owe more Royalties than the Minimum Royalties if it sells more than 1,500 Glycocheck Systems during the Sublicense Term and the Interim Sublicense Term.

7.6	If the Assignment Effective Date occurs before the end of the Sublicense Term, this will have no effect on MVHS's obligation to pay Royalties in accordance with this Article 7, meaning that MVHS will continue to pay Royalties for the remainder of the Sublicense Term as if the Assignment Effective Date did not occur before the end of the Sublicense Term (the “Continuing Royalties”), provided that the payment of any unpaid balance of Minimum Royalties pursuant to Article 10.1 will be deducted from the Continuing Royalties payable by MVHS.

Article 8      Guarantee

8.1	BR irrevocably and unconditionally guarantees by way of an independent obligation to UM, AZM and/or KTF (as applicable), the punctual performance by MVHS of all MVHS's obligations under this Agreement, including but not limited to the payment obligations following from Article 7.

8.2	This guarantee is an independent guarantee and not a suretyship (borgtocht) or joint and several debtorship (hoofdelijkheid). BR waives any rights it may have under title 7.14 of the Dutch Civil Code, if any.

8.3	Until all amounts which may be or become payable by MVHS under or in connection with this Agreement have been irrevocably paid in full, BR will not, after a claim has been made or by virtue of any payment by BR under this Article 8, be entitled to exercise a right of recourse (regres) or any right of subrogation (subrogatie).

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Article 9      Sale of Receivables

9.1	Glycocheck owes certain amounts to UM, AZM and KTF respectively, in a total amount of approximately EUR 1,000,000.00 (One Million Euros), as specified in Annex II (the “Receivables”).

9.2	UM, AZM and KTF each assign to BR and BR accepts from each of UM, AZM and KTF their respective part of the Receivables. Parties agree to do everything that might be useful, necessary and/or required to effectuate the assignment of the Receivables.

9.3	UM, AZM and KTF will each, or jointly through KTF, notify Glycocheck of the transfer of their respective part of the Receivables to BR within thirty (30) days from the date of this Agreement.

9.4	UM, AZM and KTF represent that the Receivables are valid, due and payable and not subject to any set-off or valid defense, and will provide BR with documentation and records concerning the Receivables, including a detailed list of Receivables, corresponding debtor information, amounts due and any associated agreements or contracts.

Article 10      Assignment

10.1	At the end of the Sublicense Term or so much sooner as desired by BR, BR shall exercise its option to purchase the IP by paying the purchase price (as defined in 10.2) and any unpaid balance of the Minimum Royalties.

10.2	The total purchase price for the IP shall be USD 1,000,000.00 (One Million United States Dollars) (the “Purchase Price”). The Purchase Price shall be paid by granting Assignor and/or KTF shares in BR (the “Shares”) to the value of the Purchase Price per the time of the execution of the stock purchase agreement in accordance with Article 10.3.

10.3	Parties will enter into a stock purchase agreement regarding the Shares, containing standard representations and warranties, including but not limited to the representations and warranties given by BR in Article 3.4. The Shares will be allocated between Assignor, KTF and/or one of its Affiliates, as directed by Assignor and KTF upon entering into the stock purchase agreement. By accepting the Shares, Assignor, the/any party receiving the Shares will be bound by BR's corporate documents, including but not limited to its bylaws, its articles of incorporation, and any other internal governance documents. BR will provide all such documents to the/any party receiving the Shares.

10.4	Upon payment of the Purchase Price (i.e. the Shares being in possession of Assignor, KTF and/or one of its Affiliates) and payment of any unpaid balance of the Minimum Royalties, the IP shall automatically be assigned from Assignor to BR without any further action from any Party (the “Assignment Effective Date”).

10.5	The Parties agree to register the assignment of the IP in the relevant registers within thirty(30) days from the Assignment Effective Date. To that end, by signing this Agreement, Assignor grants to BR power of attorney to register this Agreement and the resulting assignment of the IP in the relevant registers within (30) days from the Assignment Effective Date.

Article 11      Payments

11.1	All cash payments under this Agreement are to be made in United States Dollars to the following bank account of KTF, unless otherwise specified by KTF:

Bank	: Coöperatieve Rabobank U.A.
Account holder	: Knowledge Transfer Funds B.V.
IBAN	: NL48RABO0110088565
BIC	: RaboNL2U

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11.2	As applicable, any payments shall be translated from Euros to United Stated Dollars or vice versa using the exchange rate published by the European Central Bank or, for any particular exchange rate not published by the European Central Bank, published by Bloomberg, in each case on the business day immediately preceding the payment.

Article 12      Term and termination

12.1	This Agreement will terminate after the end of the Sublicense Term upon MVHS paying any unpaid Royalties in accordance with Article 7 and, if applicable, BR paying the Purchase Price in accordance with Article 10.

12.2	Without prejudice to any other rights, any Party shall have the right to terminate this Agreement prior to the Assignment Effective Date upon written notice to the other Party at any time under the following circumstances:

•	if any other Party applies for, consents to or becomes subject to the appointment of a receiver, manager or administrative receiver over any of its property or assets;
•	if any other Party goes into liquidation or an order is made or a resolution is passed for the winding-up of that other Party; and/or
•	if any other Party fails to perform any material term of this Agreement and such nonperformance is not cured after thirty (30) days' written notice.

12.3	Without prejudice to any other rights and notwithstanding Article 12.2, BR and/or MVHS shall furthermore have the right to terminate this Agreement prior to the Assignment Effective Date upon written notice if UM, AZM or KTF sells, grants, authorizes, or permits a third party to sell, grant, or authorize, any right in or to the IP. In the event of a termination pursuant to this Article 12.3, UM, AZM and/or KTF shall immediately refund all Royalties to MVHS and MVHS shall have no further obligations to pay Minimum Royalties or Continuing Royalties.

12.4	Upon the termination of this Agreement in accordance with Article 12.2 by AZM, UM and/or KTF, all rights of BR and MVHS under this Agreement shall terminate immediately and revert to AZM, UM and/or KTF (as applicable), and any unpaid Royalties in accordance with Article 7 shall become immediately due and payable.

12.5	The Parties waive their rights to claim compensation by reason of the expiration or termination of this Agreement, except where such claims are based on a breach of this Agreement by an other Party.

Article 13      Indemnity

13.1	BR and/or MVHS (as applicable) will indemnify UM, AZM and/or KTF and keep them indemnified against all costs, claims, damages or expenses incurred by UM, AZM and/or KTF in relation to (i) any third-party claims arising out of or related to any breach of this Agreement, including but not limited to any breach of any warranty or representation made by BR and/or MVHS and/or their failure to perform any obligations under this Agreement and (ii) any claims arising out of or related to the Glycocheck Dispute, except to the extent attributable to the negligence or wilful misconduct of UM, AZM and/or KTF.

13.2	UM, AZM and/or KTF will indemnify BR and/or MVHS (as applicable) and keep them indemnified against all costs, claims, damages or expenses incurred by BR and/or MVHS in relation to any third-party claims arising out of or related to any breach of this Agreement, including but not limited to any breach of any warranty or representation made by UM, AZM and/or KTF and/or their failure to perform any obligations under this Agreement, except to the extent attributable to the negligence or wilful misconduct of BR and/or MVHS.

13.3	If a court determines, in a final judgment, that the Glycocheck License Agreement was not terminated and remains in full force and effect, or that Mr. Long and/or Mr. Vink (directly or through a third party) have rights in the IP that limit BR's and/or MVHS's ability to commercially and exclusively exploit the IP, then any Party has the right to terminate this Agreement and reverse the granting of the Sublicense, the payment of the Purchase Price and/or the Assignment of the IP, as applicable.

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13.4	This Article 13 shall remain in full force after expiration or termination of this Agreement.

Article 14      Confidentiality

14.1	The Parties agree that the terms and conditions of this Agreement, as well as the content of all previous discussions and documents exchanged concerning the subject and/or the performance of this Agreement, shall be confidential and neither they nor their successors, assigns, attorneys or agents shall disclose this Agreement, parts of it or secret information contained in it to any person or entity, except when this is required by applicable rules of civil procedure or as ordered by a court or other authority of competent jurisdiction.

14.2	Notwithstanding Article 14.1 above, Parties agree that any Party can inform Mr. Long and/or Mr. Vink (directly or through a third party) that the IP has been exclusively sublicensed to MVHS and is or will be assigned to BR if such Party thinks this is helpful in relation to the Glycocheck Dispute. Furthermore, UM, AZM and KTF are allowed to notify Glycocheck of the transfer of the Receivables pursuant to Article 9.3.

14.3	BR and MVHS undertake to, until the Assignment Effective Date, observe strict confidentiality about the production, know-how, designs, samples, marketing plans, ideas and other related documentation and confidential information with regard to the IP of which it takes cognizance (the “Confidential Information”).

14.4	UM, AZM and KTF undertake to, from the Assignment Effective Date, observe strict confidentiality about the Confidential Information.

14.5	Confidential Information does not include information of which a Party can show that (a) it was in its possession before it was disclosed by another Party (b) it is public knowledge (c) it has been obtained lawfully from a third party, without infringing this Agreement, or (d) it has been developed independently by it without direct or indirect use of Confidential Information. Additionally, Confidential Information does not include BR Background IP.

14.6	This Article 14 shall remain in full force after expiration or termination of this Agreement.

Article 15      Miscellaneous

15.1	Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

15.2	The Parties are and intend to remain independent contractors. Nothing in this Agreement shall be construed as an agency, joint venture or partnership between the Parties.

15.3	Parties have the intention to enter into negotiations for future R&D collaboration. If this leads to any agreement or collaboration, specific agreements regarding new intellectual property rights will be made.

15.4	This Agreement cannot be changed, modified or amended unless such change, modification or amendment is in writing and agreed upon by all Parties.

15.5	If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, such finding shall not invalidate the remainder of this Agreement which shall remain in full force and effect as if the provision(s) determined to be invalid or unenforceable had not been a part of this Agreement. In the event of such finding of invalidity or unenforceability, the Parties will substitute forthwith the invalid or unenforceable provision(s) by such effective provision(s) as most closely correspond with the original intention of the provision(s) so voided.

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15.6	This Agreement contains the entire understanding and agreement between the Parties as to the subject matter of this Agreement and supersedes, cancels and merges all prior agreements, negotiations, commitments, communications and discussions between the Parties as to the subject matter hereof, including the Term Sheet. No Party shall be bound by any obligation, warranty, waiver, release or representation, except as expressly provided herein, or as may subsequently be agreed by a written instrument, signed by duly authorized representatives of all Parties.

15.7	Neither the failure nor the delay of either Party to enforce any provision of this Agreement shall constitute a waiver of such provision or of the right of a Party to enforce each and every provision of this Agreement.

Article 16      Applicable and jurisdiction

16.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

16.2	All disputes arising out of or in connection with this Agreement and any other agreement(s) between Parties shall be finally settled under thev Arbitration Rules of the Netherlands Arbitration Institute by one or more arbitrators appointed in accordance with the said rules. The place of arbitration shall be Amsterdam, the Netherlands. The proceedings shall be conducted in English.

[signature page follows]

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Knowledge Transfer Funds B.V.

/s/ Wim Bens
By:	Bens & Partners BV
Represented by W.E.J.M. Bens MSc RTTP
Title:	CEO, KTF
Date:	5/5/2025

Universiteit Maastricht

/s/ Mr. J. Meindersma
By:	Mr. J. Meindersma
Title:	Member Executive Board UM
Date:	5/6/2025

Academisch Ziekenhuis Maastricht

/s/ Dr. G. Zwart, MAC
By:	Dr. G. Zwart, MAC
Title:	Member Executive Board azM
Date:	5/7/2025

BioRegenx Inc.

/s/ William Resides
By:	William Resides
Title:	CEO
Date:	5/8/2025

Microvascular Health Solutions LLC

/s/ Diane Bouis
By:	Diane Bouis
Title:	CEO
Date:	5/7/2025

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ANNEX I	THE PATENT

the Patent with International Publication Number WO 2009/068685 A1 “Diagnostic and therapeutic tools for diseases altering vascular function”, WO2009068685A1.pdf (storage.googleapis.com)

Links to the respective patents are provided below:

PCT International Publication Number WO 2009/068685:

https://patentimages.storage.googleapis.com/00/99/03/b8739aa88db354/WO2009068685A 1.pdf

United States: 8759095B2:

https://patents.google.com/patent/US8759095B2/en?oq=8759095

Canada: CA2706307C: https://patents.google.com/patent/CA2706307C/en?oq=2706307

Europe: EP2215480B1 (Belgium, Czech Republic, Denmark, France, Germany, Hungary, Ireland, Italy, Norway, Poland, Portugal, Romania, Spain, Sweden, Switzerland, The Netherlands, and United Kingdom): https://patents.google.com/patent/EP2215480B1/en?oq=+EP2215480B1+

China CN101918845A:

https://patents.google.com/patent/CN101918845A/en?oq=CN101918845A

Japan JP5597543B2: https://patents.google.com/patent/JP5597543B2/en?oq=JP5597543B2

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ANNEX II	THE RECEIVABLES

Glycocheck owes certain amounts to UM, AZM and KTF respectively, in a total amount of approximately EUR 1,000,000.00 (One Million Two Hundred Thousand Euros) (the “Receivables”).

The total value – updated with calculated interest – per 30 April 2025 is:

- Outstanding invoices UM - Carim		Euro	93.655,=
Salary cost H. Vink	93.655

- Outstanding invoices / loans / interest azM		Euro	429.074,=
Loan	250.000
Accrued interest	125.394
Outstanding invoices SSC	53.680

- Outstanding invoices / loans / interest KTF		Euro	505.945,=
Outstanding invoices historical patentcosts	165.662
Loan	100.000
Accrued interest	71.468
Royalties until end / november 2023	179.001
Remaining NGI Grant to be paid by BMB/KTF	-10.186

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